October 27, 2022
Rachana Kumar
(delivered via docusign)

Dear Rachana:

We are pleased to confirm your promotion to the position of Chief Technology Officer (“CTO”) effective January 1, 2023 (the “Effective Date”). In such capacity, you will report to Josh Silverman, CEO. From and after the Effective Date, your base pay will be $440,000 per annum, paid in accordance with Etsy’s normal payroll practices and you will eventually work from Etsy’s Brooklyn, NY office.

This letter agreement (“Internal Transfer Agreement”) is in addition to, and does not supersede your assignment agreement dated March 16, 2022 to work in Mexico City, Mexico (the “Assignment Agreement”). Except to the extent amended by this Internal Transfer Agreement, the provisions of the Assignment Agreement shall continue in force and effect in accordance with its terms as the context requires. By way of example and not by limitation of the foregoing, except as otherwise expressly set forth in this Internal Transfer Agreement, the provisions of the Assignment Agreement governing your employment with Etsy until the Effective Date shall survive until the Effective Date and the provisions of the Assignment Agreement which by their terms survive and remain applicable after the Effective Date and your repatriation shall continue beyond the Effective Date in accordance with their respective terms. For avoidance of doubt, the provisions in the Assignment Agreement regarding tax briefing and tax preparation and tax return assistance, tax equalization, and various other provisions that are associated with the end of your assignment in Mexico, and your repatriation, shall survive beyond the Effective Date in accordance with their terms. In accordance with the Assignment Agreement and your new role as detailed in this Internal Transfer Agreement, you will relocate back to the United States, at Etsy’s expense, at any time on or before July 1, 2023, with the actual date of your relocation within such time frame to be at your election. Etsy will pay any and all relocation costs and expenses incurred by you or your family in connection with your relocation. Upon your relocation back to the United States, the Company shall provide you with five paid days off to facilitate your transition back (“Settling-In Days”).
Given the update to your public profile as a result of your promotion to CTO, the Company will provide you and your family with upgraded transportation and personal security services reasonably satisfactory to you during the time you are working in Mexico.

You will continue to participate in our Management Cash Incentive Plan, Effective March 4, 2015 (MCIP) for so long as you remain employed with Etsy. From and after the Effective Date and for so long as you serve as CTO, your target bonus will be at least 70% of your base salary, and your bonus structure shall be as follows: 70% of the bonus target will be based on company performance, while 30% of the bonus payout will be based on individual performance. Your bonus, if any, shall be paid via the Etsy payroll process on the date Etsy bonuses are paid to similarly situated employees.

You will continue to participate in the Etsy, Inc. Executive Severance Plan (Amended and Restated, effective as of January 1, 2019) (the “Executive Severance Plan”), which provides the following for your new role as CTO, subject to the terms and conditions of the Executive Severance Plan document and your Participation Notice dated of even date herewith:

●In the event of a Qualifying CIC Termination (i.e., an involuntary termination following a change in control): twelve months of severance and up to twelve months of company-paid COBRA coverage, pro-rata bonus payout, and a 100% acceleration factor for all outstanding equity awards issued to you.
●In the event of a Qualifying Termination (i.e., an involuntary termination not related to a change in control): twelve months of severance and up to twelve months of company-paid COBRA coverage and pro-rata bonus payout.

Etsy agrees that the above terms of the Executive Severance Plan shall apply to you as of the date you sign this Internal Transfer Agreement, even though you will not start your new role until the Effective Date.

Notwithstanding any provisions of this Internal Transfer Agreement or the Executive Severance Plan to the contrary, for purposes of your participation in the Executive Severance Plan, you shall not be deemed to have engaged in conduct that would otherwise give rise to a termination for Cause, unless such conduct, if capable of cure, continues without cure for a reasonable period of time following your receipt of written notification of such conduct from Etsy’s Board of Directors reasonably identifying the conduct and indicating that a failure to cure within a reasonable period of time will be grounds for termination for Cause.

Etsy will grant you an equity award with a fair value at the time of the grant equal to $6,000,000. The equity award and related terms below have been approved by Etsy’s Compensation Committee and are granted in accordance with Etsy, Inc.’s 2015 Equity Incentive Plan.

Seventy percent (70%) of the equity award will be in the form of Restricted Stock Units ( “RSUs”) granted on the first day of the month following your Effective Date. The RSUs will “vest” (or convert into shares of Etsy’s common stock) over the course of your continued employment with Etsy. 12.5% of your RSUs will vest if you remain continuously employed at Etsy through April 1, 2023. The balance of your RSUs will vest in equal installments every 6 (six) months thereafter over the next 3.5 years of continuous employment with Etsy.

Thirty percent (30%) of the equity award will be in the form of performance-based vesting restricted stock units (“PSUs”) having performance and vesting terms that mirror the terms of the PSUs included in the 2023 Etsy ET annual grants; it is anticipated that these PSUs will have an anticipated grant date of March 15, 2023.

Your equity awards will be subject to the terms and conditions of Etsy’s 2015 Equity Incentive Plan (the “EIP”) and your award agreements, which will also specify your vesting dates. There will be no change to your previously issued equity awards, which will continue to vest according to the terms and conditions stated within your award agreements.

You understand and acknowledge that all other terms and conditions of your employment, including but not limited to those in your Proprietary Information and Inventions Agreement (PIIA) attached to your Offer Letter dated June 20, 2014, which PIIA you signed on June 23, 2014, will remain unchanged. You understand that you will continue to be an at-will employee of Etsy with the right to terminate your employment at any time and for any reason, and that Etsy will have the same right.

We are excited that you are taking on this new opportunity and continuing your career at Etsy.

Congratulations and best of luck!

Very truly yours,

/s/ Toni Thompson

Toni Thompson
VP, People
Etsy, Inc.
…………………………………………………………………………………………………

I have read and accept the details of the internal transfer:

Name: Rachana Kumar

Signature: /s/ Rachana Kumar

Date: 10/27/2022